Exhibit 99.1

Granite Falls Energy LLC Producing Renewable Energy for a Cleaner Environment! From the desk of Tracey Olson Chief Executive Officer/General Manager May 2010 I want to thank all the owners of Granite Falls Energy for attending and/or sending in their proxies for the Annual Meeting held on March 18, 2010 at Prairie’s Edge Casino and Convention Center. We had outstanding participation at the Annual Meeting. There was 21,593 membership interests represented at the meeting in person or by proxy. This number represents 70% of all outstanding units. This is the best representation ever. I hope to see your continued participation. The order of business included the election of three Governors to serve until the 2013 Annual Meeting of Members and to elect one Governor to serve until the 2012 annual Meeting of Members. The terms of Paul Enstad and Julie Oftedahl-Volstad were to expire at the Annual Meeting. In addition, the two newly created at-large positions held by Dean Buesing and Mickey Peterson needed to be voted on by the membership. Dean, Mickey, and Julie were elected for three year terms and Paul was elected to a two year term. I want to thank Mark Schmidt for his interest in seeking an at-large governor position for Granite Falls Energy. Mark previously served as the Glacial Lakes Representative and his participation, business knowledge, experience and positive attitude was always appreciated. The meeting included presentations recapping fiscal year 2009 business results and plant operations. I want to thank Stacie Schuler and Lee Poppe for their excellent reports. Chad Martin with Eco-Energy was our guest speaker. Chad gave an overview of the ethanol markets, a snapshot of the supply and demand forecast, and overall ethanol industry overview. His presentation was very informative and interesting. I heard nothing but praise from attendees on his presentation. My wife and I recently watched our son play baseball for the University of Minnesota at Morris, Minnesota and commented on the beautiful spring weather we have enjoyed. This is the first spring since our son started playing in junior high that we have not sat through at least one game while it was snowing! I sure hope all have had the opportunity to enjoy the beautiful weather this spring. The spring weather has allowed spring planting to progress at a rapid pace. The May 10 crop progress report reported that 81% of the corn crop had been planted this year versus 46% last year and versus a historic average of 62%. Weather conditions continue to be favorable for continued planting progress and growing conditions. We are starting to see more demand coming back into the corn market. Corn exports, feed demand, and demand from ethanol all have improved. The continuing demand for corn continues to support the corn market. The ethanol market has declined dramatically since the second week of January. The market had dropped over $0.37 from a high in January to a low in the second week of April. We have seen a slight recovery in ethanol prices lately, but correspondingly we have seen corn markets improve. Unleaded gasoline has been trading at a premium of approximately $0.70 per gallon over ethanol. There is great financial incentive for fuel distributors to blend ethanol into gasoline, and from the reported usage numbers, they are doing just that. However, we have hit what the industry has called the ‘blend wall’. The blend wall is the cap on the amount of ethanol that can be blended as a result of the EPA only allowing up to a 10% blend of ethanol into motor fuel for non-flex fuel vehicles. It is estimated that the 2010 estimated as demand would be approximately 137.8 billion gallons. If all the unleaded is blended with 10% ethanol, the total possible demand for ethanol would be 13.8 billion gallons for 2010. Currently the Renewable Fuels Association estimates U.S. ethanol production nameplate capacity is at approximately 12.6 billion gallons with an additional 1.3 billion gallons under construction. When you also consider imports, production is greater than possible demand as a result of the 10% blend limit. I am optimistic that the EPA will approve the waiver request submitted by Growth Energy to increase that limit to 15% this summer. However, we cannot stop there. We need to continue to push for the opportunity to blend higher levels; push automakers to produce more flex fuel vehicles, develop distribution infrastructure, and obtain direct market Continued on page 5 Check us out on the web at Phone www.granitefallsenergy.com 320-564-3100

Paul Enstad Chairman of the Board of Governors The annual meeting went well and I would like to thank everyone for their attendance and participation. On behalf of the Board of Governors I would like to thank you for your continued support. As in the past, this newsletter will try to recap the meeting and provide some insight on what is happening with your company and cover some interesting thoughts about the industry.  As I stated at the annual meeting, the blend wall is upon us. Recently this has been reinforced by several reports including USDA data. Ethanol is getting very close to hitting the blend wall, according to economists with the U.S. Department of Agriculture.  With four months in a row of record ethanol production and stagnant gasoline demand, ethanol stocks are increasing. “Margins have weakened a lot over the last few weeks,” says USDA chief economist Joe Glauber, and indicators are that the blend wall is closing in.  “We’ve seen a sharp drop in ethanol prices,” USDA Outlook Board Member Gerry Bange adds in a USDA radio report, which he says has cut returns for ethanol producers dramatically.  “Given the fact that gasoline consumption in this country simply is not growing very rapidly and has essentially been flat for some time now, we are getting to the point where we simply have absorbed as much ethanol as we can under the current E10 legislation,” said Bange.  Simply put, this nation has reached a point where the blenders cannot blend much more ethanol into the gasoline mix for our motor vehicles and recreational vehicles. The ten percent blend level hasbeen maxed out. The spread between ethanol and unleaded has widened even more since the annual meeting, which at that time was about sixty six cents. I believe that this spread is currently running at seventy five cents or greater. This is a tremendous incentive to blend as much ethanol into the mix as possible. It just simply cannot be done under the current 10 percent blend limitation. While this is negative news, we have a pending EPA decision to move the blend limit up to fifteen percent which would increase the demand by fifty percent. This is the boost that we will need to show improved crush margins again. At Granite Falls Energy, we can work with the blend wall and stay positive.  I recently had the opportunity to attend the Renewable Fuels Conference and the consensus that I gathered was that the ethanol industry is stabilizing and we will have periods of good profits again. Good business plans need to be in place for the down cycles which we are experiencing right now. The industry cannot withstand an extended period of financial stress. Good cash management will become extremely important and as the economy continues to improve, the outlook for the ethanol industry will also improve. The auto industry is backing our product and they are producing more and more flex fuel vehicles, meaning that we are able to use up to 85% ethanol in those vehicles. Our DDG sales have made great strides into the export market and we will continue to export more of the feed that we produce. The people in Washington are not going to let the biofuels industry fall by the wayside. There are too many good reasons why the industry was built and common sense will prevail.  We have seen wide swings in our crush margins in these four and one half years of operations. This volatility may continue although the moves may not be as drastic for a while. We have adequate corn supplies in the country so we do not expect the cost of corn to increase this year as much as we have seen in the past. As I said, margins are thin and any significant amount of debt at this point could put us into negative territory. Without the debt load, we can hold our own through the tough times and jump into profitability after good margins become attainable again. In prior years we have paid for our water treatment system and our pump and intake structure to allow us to receive our process water needs from the Minnesota River. This is important as I believe the future holds great promise concerning our water usage and our discharge for our anticipated expansion. We have added several upgrades to the plant to makeus more efficient and we have additional upgrades planned.  Our employees and staff and management here at Granite Falls Energy are ready for increased production at some point. We have the applications in place with the MPCA to allow this to happen. We have strategies set up in order to accomplish this financially and we must make sure that it makes sense to expand to a 70 million gallon per year rate. Granite Falls Energy is not considered a large production facility but a recent report reinforces what we as a Company have known for some time. Over the last two years, ethanol plants smaller than 60 MMgy were slightly more profitable than large plants. That might be surprising news for an industry that has been, in recent years, constructing larger plants, reaching for lower capital cost per gallon and operating efficiencies. Our first priority is to make sure that the investors are paid from the profits that your production facility will earn. You, the owners of Granite Falls Energy have shown the confidence necessary to create this company and you need to be rewarded for your efforts. We are all very proud of our accomplishments here at Granite Falls Energy I am excited for the future of your Company.  Producing Renewable Energy for a Cleaner Environment! Page 2

Robin Spaude Plant and Facility Maintenance Manager Greetings to everybody! Less than a month ago we completed another scheduled maintenance shutdown; our tenth since this plant was built. In addition to the usual repeat tasks that are performed at each shutdown we took this opportunity to make several equipment modifications in preparation for a higher production rate. Engineering tests performed late last summer confirmed some equipment bottlenecks and we were able to address some of those during this shutdown. This outage lasted for approximately 4 days instead of the usual 3-3 1/2 days for past outages, however, we had 176 tasks planned this time instead of the usual 120 tasks and some of these like the sieve lateral upgrade and the DCS changeover were major accomplishments that have a significant impact on operation of the plant. We rely on several predictive maintenance tools (oil analysis, ultra-sound/vibration analysis and thermal imaging to name a few), to help us prioritize the tasks needed to perform during this shut down.  We had a few difficulties to overcome during this outage which included: the hydro cleaning of the evaporators, energy center ductwork equipment downstream of the dryers; and the grind bin in the silos. This burden fell on the hydro cleaning contractor but they worked hard and still did a very good job of cleaning and staying on schedule. We expected a “surprise” or two with the refractory in our combustion chambers and thermal oxidizer, but that was not the case this time.  Major accomplishments were:  Our oil separator received a “major” overhaul during this teardown, inspection and re-assembly. Main bearings on the decanter bowl were replaced. The original bearings looked great but, after 16,000 hours, needed to be changed. Overhaul of this machine is very labor intensive. We can’t afford to have a decanter disintegrate at the high rpms’ it rotates.  We had upper laterals installed in our molecular sieves. This upgrade will enhance mole sieve operations when this plant ramps up to higher production rates. It also allows us to add more media to the sieves during operation if needed. This planned 3 ½ day project was accomplished in 2 ½ days.  Installed a new belt and buckets in one of two corn legs feeding our silos. Existing belt was blistered on the drive side of the belt and starting to peel apart. The buckets were in excellent shape and will be re-used, along with a new belt for our second corn leg this fall. New belt and buckets were pre-assembled the previous week to keep equipment down time minimal. A thorough inspection of all corn receiving drags and transfer drags continue to show minimal signs of rub block/strip wear after handling nearly 75 million bushels of corn since startup in 2005. In fact, not all of the paint has worn down to bare metal inside these drags.  We installed a new Siemens DCS system which gives us considerably more computer “horsepower” to drive the plant and absorb the additional equipment needs for future expansion. The installation/integration was done in 1 ½ days. The debug, after start up, went very smooth with only a “handful” of items needing to be debugged after initial start up. We are currently running the old and new systems side by side and slowly phasing into the new system. The new system has great graphics and historian capacity which will help all aspects of plant operations from lab, production, equipment operation trends for predictive maintenance strategy and etc.  Made a few modifications to pumps in distillation to eliminate production bottlenecks for future production increase.  Regasketed all plates in our cook water pre-heater which hadn’t been done since the plant was new. We also opened up a couple other heat exchangers to analyze plate condition in preparation for our future production amendment. The larger the heat exchanger the more maintenance labor needed to disassemble, clean and reassemble. Typically it’s a minimum of two maintenance people for 8-10 hours each for a medium sized heat exchanger.  Recoated the T.O. combustion chamber burner throat with a new refractory lining material to prevent deterioration of the burner throat. The remaining refractory, in the other heat appliances, were also inspected and minimal repairs were needed to tuck point insulation gaps and expansion joints.  Hydro tested our boiler (HRSG) to determine integrity of the tubes and pin-point a nagging water leak which turned out to be an exterior steam condensate valve and mud drum gasket. Minor issues that we could fix ourselves.  We had our grind bin side walls and bottom completely scraped down and vacuumed out to rid it of compacted corn dust that had stuck in the corners and walls of this bin and was causing corn bridging and plugging above the rotary feeders to the hammermills. We could not completely empty this grind bin to purge all corn from it before refilling during our production cycle. We should now be able to purge this bin completely and refill with fresh corn on a weekly basis. Complete emptying of this bin hadn’t been done since this plant was new.  Lastly, Minnesota Valley Cooperative Light & Power (REC) coordinated with us for a complete 2 hour electrical outage during our shut down to make permanent repairs to an overhead power line jumper that feeds our sub-station on site. In addition to the jumper replacement, REC also made modifications to a switch gear in the WAPA sub-station north of Granite Falls to allow REC to have ready access to their switch gear without needing WAPA authority to enter the sub-station and/or wait for WAPA or Xcel Energy linemen to open up those areas giving REC the access to their own equipment. In the future, any “normal” electrical outage (if there is such a thing) involving the WAPA sub-station should be shorter in duration.  While we were electrically down, GFE’s master electrician and maintenance technicians installed a 1200 amp circuit breaker and feeder cables from one of our power distribution panels that will allow us to add future electrical equipment without having to power down the plant and interrupt production. This portion took us three hours to complete but, with REC’s assistance, we were able to power up the rest of the plant after 2 hours and fired up the T.O. to bring the plant back on line and still remain safe while working in distribution panel.  Most importantly, there were no injuries to report by any GFE personnel or with any of the contractors on site. On Monday and Tuesday we had approximately 70 people working on site. By startup on Thursday, we were back to a normal operations crew; 26 during the day and 4 at night with maintenance on call. My thanks to all personnel for working safely! Page 3

Stacie Schuler
Chief Financial Officer/Controller

I hope spring has treated you all well. It sure is nice to see the green (and not all of that white!)

I would like to again thank each of you who attended the annual meeting in March. For those of you who were unable to attend, below is just a brief summary of what was presented at the meeting.

Consolidated Statement of Operations

	Three Months Ended January 31, 2010 (Unaudited)	Three Months Ended January 31, 2009 (Unaudited)	Twelve Months Ended October 31, 2009 (Audited)
Revenues	$ 23,424,562	$ 20,782,742	$ 91,282,031
Cost of Goods Sold	21,077,622	21,071,816	87,464,936
Gross Profit (Loss)	2,346,940	(289,074)	3,817,095
Operating Expenses	508,941	520,975	2,045,615
Operating Income (Loss)	1,837,999	(810,049)	1,771,480
Other Income (Expense), net	89,177	(696,437)	(685,300)
Net Income (Loss)	$ 1,927,176	$ (1,506,486)	$ 1,086,180
Net Income (Loss) Per Unit	$ 62.86	$ (48.36)	$ 35.29
Distributions Per Unit - Basic and Diluted	$ 150.00	$ -	$ -

As you will notice, we ended both the fiscal year 2009, and the first fiscal quarter of 2010 on positive notes. Net income for the three months ended Jan 31, 2010 increased by approximately $3.46 million in comparison with the three months ended Jan 31, 2009. This is primarily due to increased revenues in our ethanol. We have also maintained our cash on hand of approximately $6 million from October 31, 2009 to January 31, 2010; which also includes having paid a $4.5 million distribution. Another positive note is that we have not borrowed on our line of credit since July 2009.

Please remember that the financials and financial footnotes, as well as additional company and industry information, can be found in the SEC filings for each quarter, and the annual 10K; follow the "SEC Compliance" link on our website. Please call our office if you need any assistance in obtaining the reports.

Production / Price Levels

Product/Commodity	Qtr 1 2010	FY2009	FY2008	FY2007	FY2006
Ethanol sold (gallons)	11.7M	50.5M	45.1M	45.3M	43.8M
Ethanol average price per gallon sold (net of derivatives)	$1.71	$1.55	$1.85	$1.87	$1.96
DDGs sold (tons)	31,823	128,261	120,433	123,498	108,579
DDGs average price per ton sold	$91.14	$108.64	$123.55	$81.10	$60.84
MWDGs sold (tons)	1,400	15,799	2,432	9,091	10,593
MWDGs average price per ton sold	$52.27	$63.08	$44.23	$29.59	$20.49
Corn Oil sold (pounds)	1.6M	6.6M	2.9M	-	-
Corn Oil average price per pound sold	$0.24	$0.19	$0.38	-	-
Corn ground (bushels)	4.3M	17.4M	15.5M	15.9M	15.3M
Corn cost per bushel (net of derivatives)	$3.63	$3.39	$4.90	$3.11	$1.85

Granite Falls Energy, LLC membership units continue to trade through Alerus Securities. You can view the trading activities online at www.alerusagcoopstock.com, or call toll free at 800-279-3200, ext. 3402. Recent trades are $1285 to $1375 per membership unit. Please remember that you need to contact our office in the case of name or address changes; also in the case of death of a member. We cannot change any of the membership certificates without the proper paperwork completed. All trades and transfers are approved by the board quarterly.

Thank you for your continued support in the company and in ethanol!

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Continued from Front Page access for our product. For example, it costs approximately $0.25 per gallon to ship ethanol from Minnesota to New York. If an ethanol pipeline could be built, it is estimated that same gallon could be transported for less than $0.10 per gallon. If ethanol can be in every market and the consumer gets the choice of a lower cost fuel, I am confident they will buy and improve demand. The massive oil spill in the Gulf of Mexico is another example of why we need to continue to promote and use domestically produced, environmentally friendly ethanol. Only time will tell what the costs to consumers will be as a result of clean-up and increased energy costs as these costs will be passed on to the consumer. We will also see increased cost in seafood as a direct result of the environmental damage the oil spill will have on the fishing and shrimp industry. In addition, we do not know the effects the spill will have on exports out of the gulf and the effects that may have on commodity prices. The environmental effects will last for years if not decades. The Exxon Valdez spill in March, 1989 is a stark reminder of the effects of such a massive environmental disaster. 21 years after that spill of 10.8 million gallons, oil still remains on isolated beaches. I can reassure you there is no possibility of an event occurring with any ethanol facility in production causing the magnitude of environmental damage that these two oil spills have caused. Recently legislation was introduced in the U.S. House of Representatives and the U.S Senate to extend the Small Producer’s taxcredit, the Volumetric Ethanol Excise tax credit, the Cellulosic Ethanol tax credit and the secondary import tariff for another five years until 2016. The Small Producer’s tax credit is a 10 cent per gallon federal tax credit for the first 15 million gallons of ethanol produced. The credit is available for facilities producing 60 million gallons per year or less. For Granite Falls Energy shareholders, the Small Producer’s tax credit provides a $49/unit federal tax credit against your federal tax obligation. The Volumetric Ethanol Excise tax credit also known as the ‘Blender’s tax credit’ is a federal tax credit to all registered blenders of ethanol. The Blenders tax credit provides a 45 cent federal tax credit for each gallon of ethanol blended. This tax credit was also created through the 2004 American Jobs Creation act. There are many reasons why this tax credit was created, but the main reason wasto create an incentive for blenders to blend more ethanol into gasoline. The Cellulosic Biofuel Producers tax credit is a credit in the amount of up to $1.01 per gallon of cellulosic biofuel. Cellulosic biofuel is defined as liquid fuel produced from any lignocellulosic or hemicellulosic matter that is available on a renewable basis, and meets the U.S. Environmental Protection Agency fuel and fuel additive registration requirements. The incentive is allowed as a credit against the producer’s income tax liability. The secondary import tariff on ethanol was created to prevent U.S. tax dollars from further subsidizing foreign produced ethanol. The import tariff is currently 54 cents per gallon. The ethanol import tariff was created to offset the value of the Blender’s tax credit taken by the petroleum industry when ethanol, both domestic and imported, is blended with gasoline. To be clear, the petroleum industry gets the 45 cent per gallon tax credit whenever they use ethanol. It does not matter whether that ethanol was produced in the United States or imported from a foreign company. We must maintain the import tariff to offset the Blender’s tax credit so that American tax dollars are not subsidizing foreign produced ethanol. These tax incentives have been incredibly successful. Economist John Urbanchuk concludes in his annual analysis, “The EconomicContribution of the Ethanol Industry to the Economy of the United States,” the U.S. ethanol industry supports nearly 400,000 jobs in all sectors of the economy and generates about $15.9 billion in federal, state and local tax revenues. By buying corn and other farm products and locating its production facilities in small towns, the ethanol industry is an engine of economic growth in rural America at a time when the recession is costing many communities jobs, wages and tax revenues for local schools and other public services. Meanwhile, American-made ethanol contributes to protecting the nation’s energy security and our natural environment. Wouldn’t you rather have your motor fuels come from the American Midwest than from unfriendly or unstable governments in the Middle East and South America, such as Iran or Venezuela? Please join me in writing your representatives to encourage support for the extension of these incentives. There are many organizations that have funded and continue to fund negative publicity about ethanol and extension of these incentives is not guaranteed without your support. Carol Gabbert EHS Manager Along with the changing climate from winter to spring, we here at GFE continue to move forward in keeping with the times. While many things remain the same - monthly, quarterly and annual reporting;other things are evolving and changing at a rate that is either very fast or very slow. GFE is always looking at improving operations to ensure optimization of the process. This leads to experimental trials or process changes that in turn lead to a review of the permits and regulations to ensure compliance. These new processes also trigger a review of safety procedures to ensure that employees have the proper protection and procedures that are needed. As has been previously discussed in other articles, we are working with the MPCA to obtain permits to allow for expansion up to 70 MGY of ethanol. This has been a process that calls for patience, education, and thinking outside the box to resolve potential issues and to develop a plan for the future that will follow the regulations, protect the environment and meet our long term goals. The EPA has also passed new laws for Greenhouse Gas Emissions (GHG) and Renewable Fuel Standard (RFS2) that are effective January 1 and July 1, 2010, respectively. The GHG rules require us to monitor gas usage and emission data for tracking greenhouse gas emissions (mainly CO2). This may lead to further regulation on reducing these emissions. The RFS2 rules require GFE to declare how our ethanolis made, assign a number to every gallon made, and potentially decrease greenhouse gas emissions in the future. The RFS2 rules are designed to ensure that the government mandated gallons of ethanol are being used by the oil refiners. On the safety side of things, GFE completed the 2009 year on a good note. Of the 75,000 plus hours worked by our employees, there were zero recordable injuries, zero lost time accidents and zero days of job restriction. That’s a lot of time for potential injuries — everyone did a good job of thinking and practicing safety. Despite that, we continue to train and educate everyone on the importance of safety. We discuss new topics, review company policies and focus on high risk areas for our industry. I want everyone to go home safe, AND be safe at home, and come back to work - I guess that’s called completing the cycle. Have a happy and safe summer! Page 5

This letter contains forward-looking statements which discuss the future of the ethanol industry and our future operating and financial performance. Specifically, the forward-looking statements regarding future grind margins and our environmental permitting involve numerous assumptions, risks and uncertainties including, without limitation, changes in the availability of credit, demand and supply of ethanol, corn production, plant operations and the actions of regulatory authorities. Our actual results or actions may differ materially from these forward looking statements for many reasons, including factors identified in our periodic reports filed with the Securities and Exchange Commission. Please access our reports at www.sec.gov for more information. Lee Poppe Plant Manager Hello everyone! I hope you all are having a good spring. We had another maintenance shutdown this spring that involved a number of tasks that were completed safely and efficiently. The longer we do this the more evident it becomes that corn quality from year to year affects our process. We saw a number of things throughout the plant that were just different than years past. There were a couple of evaporators that had a high number of plugged or partially plugged tubes. This normally would have been apparent to us from an operational standpoint, but there was no evidence of such plugging. The other odd thing about the plugging and fouling we saw is that our cleaning schedules haven’t been altered since last shutdown. Samples have been taken and sent into labs to see if it can be determined what the scale/fouling is from. We also saw an unusually large amount of “soot” come out of the dryer ductwork and cyclones. We still have not determined exactly what is causing these differences. Our hydro blasting crews did a very good job of cleaning our equipment for us, and our operations crews did an excellent job of cleaning up after shutdown. Many of our production input costs are fixed due to contract. If we can’t (or choose not to) contract for an extended period of time (1 year or more), we try to compare historical values to make bulk contracts of anhydrous ammonia that will supply us for up to three months. Caustic soda and sulfuric acid are the other two items that we purchase that do show a small amount of volatility throughout the year. Our supplier of these commodity items does a good job of holding price increases as long as the market conditions can bear. If the market shows an increase our price is held as long as they can and if it decreases they are passed on right away. They are able to monitor our tank levels and send shipments accordingly. This provides a seamless method of making sure we have the needed product in our tanks at all times. We are still working with the MPCA and DNR to obtain our 70 MMGPY permit. Our staff and water treatment consultants are working diligently to meet the requirements to continue moving this project forward. The varying water quality of the Minnesota River is one of the many challenges we face. Continual monitoring and adjustments need to be made to our water treatment to keep water quality on target. We did make a couple modifications during this shutdown that will aid in reaching higher production rates. We continue to trial different enzymes used in the cook and fermentation process to see if there are efficiencies to be gained. Our new Distributed Control System (DCS) has been installed with further work be completed off site. Our original DCS was running on out dated operating systems and antiquated servers. It was getting to the point that when we attempted to pull long term historical data off of our historian, we were locking computers up and they had to be restarted. The new system will position us for more upgrades and added equipment in the future. This is a time in the ethanol industry when efficiencies and optimization are leading to innovation. There are many companies coming out of the woodwork that are marketing “new” ways to improve our bottom line. We will continue to evaluate these and hopefully incorporate those that really work and fit our goal of being a low cost producer. 15045 Hwy. 23 SE Granite Falls, MN 56241 Change Service Requested Granite Falls Energy LLC PRSRT STD US POSTAGE PAID GRANITE FALLS, MN Permit No. 58 Page 6